INDEX TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2019

Unaudited Pro Forma Condensed Combined Income Statement for the three months ended December 31, 2019

Unaudited Pro Forma Condensed Combined Income Statement for the year ended September 30, 2019

Notes to Unaudited Pro Forma Condensed Combined Financial Information

F5 NETWORKS UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On December 19, 2019, F5 Networks, Inc. ("F5" or "F5 Networks"), a Washington corporation, entered into a Merger Agreement (the "Merger Agreement") with Shape Security, Inc., a Delaware corporation ("Shape"), Silhouette Merger Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of F5 ("Merger Sub") and Shareholder Representative Services LLC, a Delaware limited liability company, as security holder representative. Shape is a developer of web and mobile security software that protects large organizations with sophisticated bot, fraud, and abuse defense. Under the Merger Agreement, F5 would acquire all outstanding shares of Shape ("Merger" or "Acquisition") for $1.0 billion in cash subject to certain adjustments for pre-combination vesting of replaced stock awards and net working capital adjustments. F5 completed the Acquisition of Shape on January 24, 2020.
The following unaudited pro forma condensed combined financial information and related notes present the historical condensed combined financial information of F5 and Shape after giving effect to the Merger. The unaudited pro forma condensed combined financial information gives effect to the Merger based on the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information also gives effect to a three-year Term Credit Agreement entered into by F5 on January 24, 2020 that provides for a senior unsecured term loan facility in an aggregate principal amount of $400 million (the Term Loan Facility, or Financing). The proceeds of which were used in part to finance the Acquisition and to pay fees and expenses incurred in connection with the Acquisition and the related transactions.  Borrowings under the Term Loan Facility bear interest at a rate equal to, at the Company’s option, (a) LIBOR, adjusted for customary statutory reserves, plus an applicable margin of 1.125% to 1.75% depending on our leverage ratio, or (b) an alternate base rate determined in accordance with the Term Credit Agreement, plus an applicable margin of 0.125% to 0.750% depending on the Company’s leverage ratio.
The following unaudited pro forma condensed combined balance sheet as of December 31, 2019 is based on the historical condensed consolidated balance sheets of F5 Networks and Shape, each as of December 31, 2019, and has been prepared to reflect the Merger and related cash payments as if the Merger had been consummated on December 31, 2019. The unaudited pro forma condensed combined income statements for the three months ended December 31, 2019 and the year ended September 30, 2019 are based on the historical condensed consolidated financial statements of F5 Networks and Shape, and have been prepared as if the Merger had been consummated on October 1, 2018.
F5 and Shape have different fiscal years. F5’s fiscal year ends on September 30, whereas Shape’s fiscal year ends on January 31. The unaudited pro forma condensed combined income statement for the year ended September 30, 2019 combines F5’s year ended September 30, 2019 with Shape’s twelve months ended December 31, 2019. The unaudited pro forma condensed combined income statement for the year ended September 30, 2019 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined income statement for the three months ended December 31, 2019 combines F5’s three months ended December 31, 2019 with Shape’s three months ended December 31, 2019. The following table reflects the results of Shape for the three months ended December 31, 2019 (in thousands):

Shape
3 months ended
December 31, 2019
Net revenues	$16,865
Net loss	$(14,920)
There were no unusual charges or adjustments to gross profit, selling and marketing expenses, and operating income for the three months ended December 31, 2019. In addition, the amounts above are presented under Financial Accounting Standard Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, in which the impacts of the adoption on the period are immaterial.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Merger had been completed on an earlier date, and should not be taken as representative of future consolidated results of operations or financial condition of F5 Networks. Preparation of the unaudited pro forma condensed combined financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments to give effect to matters that are (i) directly attributable to the aforesaid transaction, (ii) factually supportable and (iii) with respect to the income statements, expected to have a continuing impact on the operating results of the combined company, such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets. The unaudited pro forma condensed combined financial information also reflects adjustments to certain financial statement line items included in Shape’s historical presentation to align with the corresponding financial statement line items included in F5 Network's historical presentation. The reclassifications had no impact on the historical results of operations, net income, total assets, liabilities, or stockholders' equity reported by F5 Networks or Shape.
The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of F5 Networks and other financial information pertaining to F5 Networks included in its respective annual report on Form 10-K for the year ended September 30, 2019 and its quarterly report on Form 10-Q for the three months ended December 31, 2019 and the audited consolidated financial statements of Shape as of and for the years ended January 31, 2019 and December 31, 2017 (included in Exhibits 99.1 and 99.2, respectively).

F5 Networks, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
(in thousands)

	Historical
			Pro Forma		Financing
	F5 Networks	Shape	Adjustments		Adjustments		Pro Forma
	December 31, 2019	December 31, 2019	(Note 3)		(Note 3)		Combined
ASSETS
Current assets
Cash and cash equivalents	$735,457	$41,671	$(1,002,989)	(a), (h)	$397,825	(k)	$171,964
Short-term investments	426,761	—	—		—		426,761
Accounts receivable, net of allowances	354,668	23,484	—		—		378,152
Inventories	32,381	893	—		—		33,274
Other current assets	188,204	10,490	(90)	(e)	—		198,604
Total current assets	1,737,471	76,538	(1,003,079)		397,825		1,208,755
Property and equipment, net	229,800	6,659	—		—		236,459
Operating lease right-of-use assets	303,435	—	29,644	(e)	—		333,079
Long-term investments	312,044	—	—		—		312,044
Deferred tax assets	29,380	—	25,000	(d)	—		54,380
Goodwill	1,065,379	—	802,588	(c)	—		1,867,967
Other assets, net	197,851	11,202	148,300	(b), (f)	—		357,353
Total assets	$3,875,360	$94,399	$2,453		$397,825		$4,370,037

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$52,407	$3,558	$—		$—		$55,965
Accrued liabilities	250,350	9,142	9,308	(e), (f)	—		268,800
Current long-term Debt	—	2,800	(2,800)	(m)	15,000	(m)	15,000
Deferred revenue	847,750	43,042	(8,242)	(f)	—		882,550
Total current liabilities	1,150,507	58,542	(1,734)		15,000		1,222,315
Deferred tax liabilities	258	—	—		—		258
Operating lease liabilities, long-term	342,303	—	24,098	(e)	—		366,401
Deferred revenue, long-term	390,223	3,013	(313)	(f)	—		392,923
Long-term debt	—	29,669	(29,669)	(m)	382,825	(m)	382,825
Other long-term liabilities	62,611	3,474	(852)	(e)	—		65,233
Total long-term liabilities	795,395	36,156	(6,736)		382,825		1,207,640
Commitments and contingencies
Shareholders’ equity
Preferred stock shares issued and outstanding	—	181,978	(181,978)	(g)	—		—
Common stock shares issued and outstanding	211,217	15,294	(4,670)	(g)	—		221,841
Accumulated other comprehensive (loss) income	(18,376)	(41)	41	(g)	—		(18,376)
Retained earnings (accumulated deficit)	1,736,617	(197,530)	197,530	(g)	—		1,736,617
Total shareholders’ equity	1,929,458	(299)	10,923		—		1,940,082
Total liabilities and shareholders’ equity	$3,875,360	$94,399	$2,453		$397,825		$4,370,037
See accompanying notes to the unaudited pro forma condensed combined financial information.

F5 Networks, Inc.
Unaudited Pro Forma Condensed Combined Income Statements
For the Three Months Ended December 31, 2019
(in thousands, except per share amounts)

	Historical
	F5 Networks	Shape	Pro Forma		Financing
	3 months ended	3 months ended	Adjustments		Adjustments		Pro Forma
	December 31, 2019	December 31, 2019	(Note 3)		(Note 3)		Combined

Net revenues
Products	$234,536	$16,865	$—		$—		$251,401
Services	334,769	—	—		—		334,769
Total	569,305	16,865	—		—		586,170
Cost of net revenues
Products	42,118	8,519	4,286	(i)	—		54,923
Services	46,524	—	269	(l)	—		46,793
Total	88,642	8,519	4,555		—		101,716
Gross profit	480,663	8,346	(4,555)		—		484,454
Operating expenses							—
Sales and marketing	195,519	8,017	4,892	(j), (l)	—		208,428
Research and development	96,005	8,190	794	(l)	—		104,989
General and administrative	59,004	6,185	(10)	(h), (k), (l)	—		65,179
Loss on fixed asset disposition	7,800	—	—		—		7,800
Total	358,328	22,392	5,676		—		386,396
Income (loss) from operations	122,335	(14,046)	(10,231)		—		98,058
Other Income, net	5,220	(861)	409	(o)	(3,056)	(o)	1,712
Income (loss) before Income taxes	127,555	(14,907)	(9,822)		(3,056)		99,770
Provision (benefit) for income taxes	29,028	13	(2,063)	(n)	(642)	(n)	26,336
Net income (loss)	$98,527	$(14,920)	$(7,759)		$(2,414)		$73,434

Net income per share - basic	$1.62						$1.11
Weighted average shares — basic	60,649						60,649

Net income per share — diluted	$1.62						$1.11
Weighted average shares — diluted	60,815						60,815
See accompanying notes to the unaudited pro forma condensed combined financial information.

F5 Networks, Inc.
Unaudited Pro Forma Condensed Combined Income Statements
For the Year Ended September 30, 2019
(in thousands, except per share amounts)

	Historical
	F5 Networks	Shape	Pro Forma		Financing
	12 months ended	12 months ended	Adjustments		Adjustments		Pro Forma
	September 30, 2019	December 31, 2019	(Note 3)		(Note 3)		Combined

Net revenues
Products	$985,591	$62,732	$—		$—		$1,048,323
Services	1,256,856	—	—		—		1,256,856
Total	2,242,447	62,732	—		—		2,305,179
Cost of net revenues
Products	174,986	30,014	17,143	(i)	—		222,143
Services	181,591	—	1,071	(l)	—		182,662
Total	356,577	30,014	18,214		—		404,805
Gross profit	1,885,870	32,718	(18,214)		—		1,900,374
Operating expenses
Sales and marketing	748,619	28,680	19,659	(j), (l)			796,958
Research and development	408,058	30,556	3,312	(l)	—		441,926
General and administrative	210,730	18,228	15,444	(k), (l)	—		244,402
Litigation expense	—	—	—		—		—
Loss on fixed asset disposition	—	—	—		—		—
Total	1,367,407	77,464	38,415		—		1,483,286
Income (loss) from operations	518,463	(44,746)	(56,629)		—		417,088
Other income, net	22,648	(2,836)	1,627	(o)	(11,827)	(o)	9,612
Income (loss) before income taxes	541,111	(47,582)	(55,002)		(11,827)		426,700
Provision (benefit) for income taxes	113,377	53	(11,550)	(n)	(2,484)	(n)	99,396
Net income (loss)	$427,734	$(47,635)	$(43,452)		$(9,343)		$327,304

Net income per share - basic	$7.12						$5.45
Weighted average shares — basic	60,044						60,044

Net income per share — diluted	$7.08						$5.41
Weighted average shares — diluted	60,456						60,456
See accompanying notes to the unaudited pro forma condensed combined financial information.

Notes to F5 Networks Unaudited Pro Forma Combined Financial Statements

1. Basis of Presentation
On January 24, 2020, F5 Networks completed its previously announced merger with Shape whereby Shape became a wholly-owned subsidiary of F5 Networks in a transaction accounted for using the purchase method of accounting in accordance with FASB ASC 805, Business Combinations. Under this method of accounting, the total purchase price was approximately $1.0 billion, which includes $23.2 million of Shape transaction costs paid for by F5.
Under the terms of the Merger Agreement, on the effective date of the Merger, continuing employees with Shape unvested stock options were converted into an option to purchase F5 Networks common stock and F5 Networks assumed those stock options in accordance with the terms of the applicable Shape stock option plan and terms of the stock option agreement relating to that Shape stock option. Unvested stock options for non-continuing Shape employees were cancelled without any consideration. Based on Shape’s unvested stock options outstanding at January 24, 2020, F5 Networks converted approximately 12.7 million options to purchase Shape common stock into approximately 334,709 options to purchase F5 Networks common stock.
Under the terms of the Merger Agreement, on the effective date of the Merger, each Shape unvested restricted stock unit (RSU) was converted into a F5 Networks RSU and F5 Networks assumed that RSU in accordance with the terms of the applicable Shape RSU plan and terms of the RSU agreement relating to that Shape RSU. Based on Shape’s RSUs outstanding at January 23, 2020, F5 Networks converted approximately 33,945 Shape RSUs to approximately 7,703 F5 Networks RSUs.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Acquisition had been completed on an earlier date, and should not be taken as representative of future consolidated results of operations or financial condition of F5 Networks. Preparation of the unaudited pro forma condensed combined financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments, such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets.
The unaudited pro forma condensed combined balance sheet as of December 31, 2019 is based on the historical balance sheets of F5 Networks and Shape and have been prepared to reflect the Merger and related cash payments in other adjustments as netted in the pro forma adjustments as if the Merger had been consummated on December 31, 2019. The unaudited pro forma condensed combined income statement for the three months ended December 31, 2019 combines F5 Networks and Shape’s historical consolidated income statements as if the Merger had been consummated on October 1, 2018. The unaudited pro forma combined income statement for fiscal year 2019 combines F5 Networks consolidated income statement for the year ended September 30, 2019 with Shape’s consolidated income statement for the twelve months ended December 31, 2019 as if the Merger had been consummated on October 1, 2018. The unaudited pro forma condensed combined financial statements noted above are also presented under FASB ASC Topic 606, Revenues from Contracts with Customers, and FASB ASC Topic 842, Leases, for both F5 and Shape. The pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Acquisition or the costs to achieve these cost savings, operating synergies and revenue enhancements.

2. Calculation of Purchase Price Consideration and Purchase Price Allocation
Calculation of Purchase Price Consideration
The fair value of consideration transferred on the closing date includes the value of cash consideration and vested equity awards attributable to pre-combination service. The purchase price is calculated as follows (in thousands):

Cash consideration paid for outstanding common and preferred stock of Shape as of January 24, 2020	$952,658
Cash consideration paid to settle outstanding long-term debt held by Shape as of January 24, 2020	33,676
Cash consideration paid by F5 for transactions costs incurred by Shape shareholders	23,172
Total cash consideration	$1,009,506
Vested equity awards attributable to pre-combination service	10,625
Other transaction adjustments	(6,519)
Total purchase price consideration	$1,013,612
Preliminary Purchase Price Allocation
Under the acquisition method of accounting the total purchase price has been allocated to Shape’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair value at January 24, 2020. Management of F5 Networks has allocated the purchase price to the fair value of certain assets and liabilities of Shape purchased in the business combination. Based upon the valuation the total purchase price was allocated as follows (in thousands):
The allocation of the purchase price and the estimated useful lives associated with certain assets is as follows (in thousands):

Assets acquired
Cash and cash equivalents	$41,671
Fair value of tangible assets:
Accounts receivable	23,484
Other current assets	11,293
Property and equipment, net	6,659
Deferred tax assets	25,000
Operating lease right of use assets	29,644
Other assets, net	9,002
Intangible assets	150,500
Goodwill	802,588
Total assets acquired	$1,099,841
Liabilities assumed
Accounts payable	(3,558)
Accrued liabilities	(18,450)
Deferred revenue	(37,500)
Long-term operating lease liabilities	(24,098)
Other long-term liabilities	(2,623)
Total liabilities assumed	$(86,229)
Net assets acquired	$1,013,612

		Estimated
	Amount	Useful Life
Identifiable intangible assets:
Trade names	9,500	5
Developed technology	120,000	7
Customer relationships	21,000	4
Total intangible assets:	$150,500
Identifiable intangible assets. Developed technologies relate to the Shape products that have reached technological feasibility and include processes and trade secrets acquired or developed through design and development of the products. Customer relationships represent existing contracts that relate primarily to underlying customer relationships. Trade name primarily relates to the Shape brand, which is recognized as an industry leader in the application security and fraud prevention community.
Goodwill. Approximately $802.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with FASB ASC 350, Intangibles - Goodwill and Other, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
3. Pro forma adjustments
The pro forma adjustments included in the unaudited pro forma combined financial statements are as follows:

(a)
Reflects the use of the combined company cash balance, including the cash consideration paid to Shape shareholders, $23.2 million of Shape transaction costs paid for by F5, $3.9 million of transaction costs incurred and paid by F5 to close the Merger, and the other transaction adjustments of $6.2 million associated with certain net working capital and escrow related items.

(b)	Adjustment to record the fair value of Shape’s identifiable intangible assets of $150.5 million.

(c)	Adjustment to record goodwill of $802.6 million.

(d)	Adjustment to record a deferred tax asset of $25.0 million as a result of the transaction.

(e)	Adjustment to reflect the adoption of ASC 842 by Shape to conform to the accounting policies of F5.

(f)
Adjustment to acquired net tangible assets to reflect fair value. The adjustment to accrued liabilities relates to a $3.0 million liability to reimburse certain employees for a Section 409A tax liability incurred on certain granted options to purchase Shape common stock and the extinguishment of a $2.2 million employee loan receivable as stated in the Merger Agreement.

(g)
Adjustment to eliminate Shape’s historical equity balances. The pro forma adjustment to Common Stock also includes an adjustment of $10.6 million for purchase consideration related to the fair value of replacement equity awards attributable to pre-acquisition service as detailed in Note 2. Additional paid in capital is condensed within the Common Stock adjustment and included within the adjustment.

	December 31, 2019
	Preferred Stock	Common Stock
Par value	$13	$9
Additional paid-in capital	181,965	4,661
	$181,978	$4,670

Notes to F5 Networks Unaudited Pro Forma Combined Financial Statements (Continued)

(h)	Adjustment for transaction costs incurred by F5 and the portion of transaction costs paid on behalf of Shape, which are included within cash consideration in Note 2.

	Balance Sheet	Income Statement
	December 31, 2019	Three months ended December 31, 2019
Transaction costs paid on behalf of Shape	$23,173	$—
Transaction costs incurred by F5	—	(3,851)
Total transaction costs	$23,173	$(3,851)

(i)
Adjustment to record amortization of developed technology of approximately $4.3 million and $17.1 million for the three months ended December 31, 2019 and for the year ended September 30, 2019, respectively.

(j)
Adjustment to record amortization of trade name and customer relationships of approximately $1.8 million and $7.2 million for the three months ended December 31, 2019 and for the year ended September 30, 2019, respectively.

(k)
Adjustment to record the ratable portion of holdback expense recognized for key employees as stated in the Merger Agreement of $3.6 million and $14.5 million for the three months ended December 31, 2019 and for the year ended September 30, 2019, respectively.

(l)
Adjustment to reflect the share-based compensation expense for the post-combination portion of Shape’s equity awards assumed by F5 Networks. The new share-based compensation expense is amortized on a straight-line basis over the remaining vesting periods. F5 agreed to adopt an equity retention program with an aggregate value of $50.0 million for certain employees as stated in the Merger Agreement over a 4-year vesting period. The following table reflects the pro forma effects of the retention program and the fair value of F5’s replacement equity awards to be recognized over the period for which the post-combination service of Shape’s employees is required:

	Three months ended	Year ended
	December 31, 2019	September 30, 2019
Cost of net service revenues	$307	$1,200
Sales and marketing	3,540	14,022
Research and development	905	3,713
General and administrative	233	1,006
	$4,985	$19,941
The following table reflects the adjustments to eliminate share-based compensation expense recognized by Shape for the following periods:

	Three months ended	Year ended
	December 31, 2019	September 30, 2019
Cost of net service revenues	$(38)	$(129)
Sales and marketing	(436)	(1,513)
Research and development	(111)	(401)
General and administrative	(29)	(109)
	$(614)	$(2,152)

(m)
Adjusts for the net effects of the debt financing including cash received from the Term Loan Facility, net of related fees and expenses, and less funds used to repay the existing Shape Silicon Valley Bank (SVB) term loan:

Notes to F5 Networks Unaudited Pro Forma Combined Financial Statements (Continued)

	December 31, 2019
	Cash and cash equivalents	Debt
		Current portion	Long term
F5 Term Loan Facility proceeds	$400,000	$15,000	$385,000
Less: Fees and expenses related to financing activities	(2,175)	—	(2,175)
Less: Payoff of existing Shape SVB term loan (1)	(32,469)	(2,800)	(29,669)
	$365,356	$12,200	$353,156

(1)
Represents the principal portion of the SVB term loan. The payoff also included approximately $0.9 million of early payment fees to the bank and $0.3 million of interest, which are included within cash consideration in Note 2.

(n)	Adjustment to reflect the statutory tax rate from combined operations.

(o)
Adjust for the incremental interest expense resulting from interest on the portion of the Term Loan Facility used to finance the Shape Acquisition and amortization related debt issuance costs, slightly offset by historical interest expense resulting from the Shape SVB term loan. Interest for the Term Loan Facility is calculated assuming an average LIBOR of 1.75% and 2.03% for the three months ended December 31, 2019 and year ended September 30, 2019, respectively, with an applicable margin of 1.125% based on our leverage ratio.

	Three months ended	Year ended
	December 31, 2019	September 30, 2019
Interest expense on incremental long term debt	$(2,875)	$(11,102)
Amortization of debt issuance costs related to incremental commitment	(181)	(725)
Less: Historical interest expense on extinguished Shape SVB term loan	409	1,627
	$(2,647)	$(10,200)
A 1/8% change in the interest rate would result in the following changes to interest expense and net income:
Interest expense	$125	$442
Net income	$99	$349